EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of U-Store-It Trust of our reports dated March 1, 2010, with respect to the consolidated balance sheet of U-Store-It Trust as of December 31, 2009, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of U-Store-It Trust.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 18, 2010